UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):	July 17, 2007

CARBO Ceramics Inc.

(Exact Name of Registrant as Specified in Its Charter)
Delaware

(State or Other Jurisdiction of Incorporation)

001-15903	72-1100013

(Commission File Number)	(IRS Employer Identification No.)

6565 MacArthur Boulevard, Suite 1050 Irving, Texas	75039

(Address of Principal Executive Offices)	(Zip Code)
(972) 401-0090

(Registrant’s Telephone Number, Including Area Code)
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Appointment of James B. Jennings and Randy L. Limbacher as Directors
     On July 17, 2007, the CARBO Ceramics Inc. (“CARBO”) board of directors (“Board”) selected James B. Jennings and Randy L. Limbacher to be additional members of the Board. Mr. Jennings is Chairman of Hunt Oil Company and has over 35 years of experience in the oil and gas industry. Prior to being elected Chairman of Hunt Oil Company, he served as its President/Director and Executive Vice President of International and U.S. Exploration, and Group Vice President—World Exploration and Production. Mr. Limbacher is Executive Vice President—Exploration and Production, North and South America for ConocoPhillips and has over 20 years experience in the energy industry. Previously, he served as the Executive Vice President and Chief Operating Officer of Burlington Resources, Inc. Both Messrs. Jennings and Limbacher have been appointed to the Compensation, Audit and Nominating and Corporate Governance Committees. As non-employee directors, both Messrs. Jennings and Limbacher are entitled to the standard non-employee director compensation which entitles them to receive $6,250 per calendar quarter plus $1,000 per meeting for attending meetings of the Board or meetings of any committee thereof not immediately preceding or following a meeting of the Board. Pursuant to the 2004 Long-Term Incentive Plan, as new directors both Messrs. Jennings and Limbacher received 2,000 shares of CARBO common stock. Mr. Limbacher’s stock is restricted stock with one-third of the shares vesting on the first three anniversaries of July 17, 2007 provided Mr. Limbacher is still a director on such dates. Since Mr. Jennings has met the retirement age set forth in the 2004 Long-Term Incentive Plan, his 2,000 shares are not subject to vesting.
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SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARBO CERAMICS INC.
Date: July 19, 2007.
	By:	/s/ Paul G. Vitek
Paul G. Vitek
Sr. Vice President, Finance and Chief Financial Officer